                                                                    EXHIBIT 99.3

                              ASSIGNMENT AGREEMENT

     THIS ASSIGNMENT AGREEMENT is made and executed as of April 18, 2006 (this "AGREEMENT"), among 51job, Inc., a Cayman corporation, (the "COMPANY"), DCM-Doll Capital Management ("DCM"), Rick Yan, Kathleen Chien, Michael Lei Feng and Norman Lui (collectively, the "FOUNDERS") (DCM and each of the Founders, collectively, the "ASSIGNORS") and Recruit Co., Ltd., a Japanese corporation ("ASSIGNEE").

     WHEREAS, the Assignors and Assignee have entered into a Stock Purchase Agreement, dated as of April 5, 2006 (the "STOCK PURCHASE AGREEMENT"), pursuant to which the Assignors agree to sell to Assignee, and Assignee agrees to purchase from the Assignors, 23,315,231 common shares of the Company held by the Assignors (the "SHARES") and which provides for the assignment by the Assignors to the Assignee of registration rights under the Investor Rights Agreement entered into among the Company and each of the Assignors, dated as of June 5, 2000 (as amended or otherwise modified from time to time, the "INVESTOR RIGHTS AGREEMENT") attached as Annex A; and

     WHEREAS, the Assignor desires to assign to the Assignee, and the Assignee desires to assume, all of the Assignors' rights and obligations under the Investor Rights Agreement solely with respect to the Shares.

     NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and with the intent to be legally bound, the parties hereto agree as follows:

     1. Certain Definitions. Capitalized terms used in this Agreement without definition shall have the respective meanings set forth in the Stock Purchase Agreement or the Investor Rights Agreement, as the case may be.

     2. Assignment and Assumption. In accordance with the terms and conditions of the Investor Rights Agreement, including Section 2.13 thereof, and solely with respect to the Shares, the Assignors hereby convey, transfer and assign to the Assignee and its successors and assigns, and the Assignee hereby assumes from the Assignors, all of the Assignors' rights, title and interest under the Investor Rights Agreement, and the Assignee hereby agrees to be bound by the provisions of, and perform all duties and obligations to be performed by the Assignors under, the Investor Rights Agreement.

     3. Waiver. Solely with respect to the matters contemplated under this Agreement and the Stock Purchase Agreement, the Company, and each of the Assignors expressly and irrevocably waive the requirement under Section 2.13 of the Investor Rights Agreement that any assignee or transferee must acquire at least 25% of the outstanding Registrable Securities in order to effect a transfer of the registration rights under the Investor Rights Agreement. Furthermore, the Company hereby acknowledges and agrees that, as contemplated by
Section 2.13 of the Investor Rights Agreement: (a) the Assignee is reasonably acceptable to the Company as a transferee; and (b) the Assignee is not a competitor of the Company, as determined in the Company's reasonable discretion.

     4. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties to this Agreement, and their respective successors and permitted assigns.

     5. Waiver; Amendments. None of the provisions of this Agreement may be waived, changed or altered except in a writing executed by each of the parties hereto and specifically referencing this Agreement.

     6. Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

     7. Counterparts. This Agreement may be executed by the parties hereto in one or more counterparts, each of which when so executed and delivered shall constitute an original and shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

     8. Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without reference to conflicts of laws principles thereof.

                            [signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by its duly authorized officer, in each case as of the day and year first above written.

DOLL TECHNOLOGY INVESTMENT FUND II, L.P.
DCM NETWORK FUND, L.P.
DCM INTERNET FUND, L.P.
DOLL TECHNOLOGY AFFILIATES FUND II, L.P.

By: Doll Technology Investment
    Management II, L.L.C., its
    General Partner


/s/ Katsujin David Chao
-------------------------------------
Katsujin David Chao, Managing Member


DCM III, L.P.
DCM III-A, L.P.
DCM AFFILIATES FUND III, L.P.

By: DCM Investment Management III,
    L.L.C., its General Partner


/s/ Katsujin David Chao
-------------------------------------
Katsujin David Chao, Managing Member


FOUNDERS

RY Holdings Inc.


/s/ Rick Yan
-------------------------------------
Rick Yan
Title: Sole Director


MF Holdings Inc.


/s/ Michael Lei Feng
-------------------------------------
Michael Lei Feng
Title: Sole Director


NNL Holdings Inc.


/s/ Norman Lui
-------------------------------------
Norman Lui
Title: Sole Director


/s/ Kathleen Chien
-------------------------------------
Kathleen Chien


51JOB, INC.


/s/ Rick Yan
----------------------------------------
Rick Yan
Chief Executive Officer and President


RECRUIT CO., LTD.


/s/ Hiroyuki Honda
----------------------------------------
Hiroyuki Honda
Director and Senior Vice President